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                                   EXHIBIT 12

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (AMOUNTS IN THOUSANDS)

                                                                                          YEAR ENDED MAY 31,
                                                                                          ------------------
                                                                   2003            2002          2001        2000        1999
Loss (income) before income tax expense (benefit),
minority interest, extraordinary item & cumulative
effect of change in accounting principle                        $(181,401)      $ (90,539)     $ 361,167   $  22,169   $ (52,189)

Plus (minus) adjustment so as to include only
distributed income of less than 50% owned
equity investments                                                   (192)           (521)         8,390       3,279        (544)

Add: Fixed Charges                                                153,662       $ 161,277        167,004     157,100     106,396
Less: Capitalized interest                                           (216)         (2,193)            --          --          --
Less: Preferred stock dividends                                        --              --             --          --     (11,395)
                                                                ---------       ---------      ---------   ---------   ---------

Earnings, as defined                                            $ (28,147)      $  68,024      $ 536,561   $ 182,548   $  42,268
                                                                =========       =========      =========   =========   =========

Fixed charges:

Interest expense, including amortization
of debt issuance costs                                            145,360         151,374        161,418     153,171      92,102
Interest portion of rent expense                                    8,086           7,710          5,586       3,929       2,899
Capitalized interest                                                  216           2,193             --          --          --
Preferred stock dividends                                              --              --             --          --      11,395
                                                                ---------       ---------      ---------   ---------   ---------

Fixed charges, as defined                                       $ 153,662       $ 161,277        167,004   $ 157,100   $ 106,396
                                                                =========       =========      =========   =========   =========

Ratio of earnings to fixed charges                                     --(1)           --(1)        3.21        1.16          --(1)
                                                                =========       =========      =========   =========   =========

Amount by which earnings exceed (are less than) fixed charges   $(181,809)      $ (93,253)       369,557   $  25,448   $ (64,128)
                                                                =========       =========      =========   =========   =========
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(1) The ratio of earnings to fixed charges was less than one-to-one and, therefore, earnings were inadequate to cover fixed charges.